February 17, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Attention: Robert Bartelmes

Re: Décor Products International, Inc.
Registration Statement on Form S-1
Filed February 11, 2010
File No. 333-164858

Ladies and Gentlemen:

On February 11, 2010, Décor Products International, Inc., a Florida corporation (the “Company” or “Registrant”) filed a registration statement on Form S-1 (File No. 333-164858) (the “Registration Statement”) with the Securities and Exchange Commission under Rule 462(e) under the Securities Act of 1933. The Registration Statement relates to the proposed offering and sale of Common Stock at $1.00 per share and thereafter at prevailing market prices. The Company hereby amends the Registration Statement to include on the cover page the delaying amendment language set forth below:

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

If you have any further questions or require additional information, please do not hesitate to contact me at 0769-85533948.

Thank you for your assistance in this matter.

Very truly yours,

By: /s/ Liu Rui Sheng
Liu Rui Sheng
Chief Executive Officer, President, Chairman